Exhibit 99.2

American National Bankshares Inc. and MainStreet BankShares, Inc.

Announce Agreement to Merge

For more information, contact:

Jeffrey V. Haley President & Chief Executive Officer American National Bankshares Inc. haleyj@amnb.com 434.773.2259	Brenda H. Smith President & Chief Executive Officer MainStreet BankShares, Inc. bsmith@msbsinc.com 276.632.7422

FOR IMMEDIATE RELEASE:	August 25, 2014

DANVILLE, VA – American National Bankshares Inc. (NASDAQ: AMNB—“American National”), headquartered in Danville, Va., and MainStreet BankShares, Inc. (OTCBB: MREE— “MainStreet”), headquartered in Martinsville, Va., today announced the signing of an agreement which calls for MainStreet to merge with American National in a transaction valued at approximately $24.2 million. The transaction expands American National’s footprint into the Roanoke, Va., metropolitan statistical area, adding three bank branches in Franklin County and the Smith Mountain Lake area. American National will have approximately $1.5 billion in assets upon completion of the merger.

Under the terms of the agreement, shareholders of MainStreet common stock will receive 0.482 shares of American National common stock and $3.46 in cash for each share of MainStreet they own. As of the close of business on August 22, 2014, the per share acquisition price equaled approximately $14.05, or approximately 97 percent of MainStreet’s June 30, 2014, book value per share. The per share acquisition price will fluctuate with the value of American National common stock. MainStreet shareholders will own approximately 10 percent of the combined company. Following the completion of the merger, American National will remain well-capitalized and the company expects the transaction will be accretive to earnings per share.

“We are extremely pleased to join forces with MainStreet. Their subsidiary bank, Franklin Community Bank, is known for its community-focused, dedicated staff who provide high quality financial services and products and who believe in the long-term growth and potential of Franklin County,” said Jeffrey V. Haley, President and Chief Executive Officer of American National. “We believe in Franklin County, too. By combining Franklin County’s only community bank with our century of banking, financial strength and commitment to 21st century technology, we will create the community bank of choice for businesses and individuals in this area.”

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Brenda H. Smith, President and CEO of MainStreet, said, “American National’s culture, corporate character and commitment to the community are a natural fit for Franklin Community Bank, our shareholders and customers. We are excited about the merger and the opportunity it presents to leverage the strengths of each community bank. In addition, we bring to the deal a solid and devoted team of experienced bankers and a market poised for growth—Smith Mountain Lake, Rocky Mount, and proximity to Roanoke.”

American National has proposed that MainStreet’s Board Chairman, Joel R. Shepherd, be added to the board of American National upon completion of the merger.

Subject to customary closing conditions, including regulatory and MainStreet shareholder approvals, the merger is expected to close in early January 2015. Following completion of the merger of MainStreet and American National, MainStreet’s subsidiary bank, Franklin Community Bank, will be merged into American National Bank and Trust Company.

Keefe, Bruyette & Woods, Inc., acted as financial advisor to American National and LeClairRyan, A Professional Corporation, acted as its legal advisor in the transaction. BB&T Capital Markets acted as financial advisor to MainStreet and CowanPerry PC acted as legal advisor.

About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 24 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $648 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank’s website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

About MainStreet

MainStreet is the bank holding company for Franklin Community Bank, N.A. (“Franklin Bank”) and MainStreet RealEstate, Inc. With assets of $166 million, Franklin Bank provides a complete line of banking services to individuals and businesses through its three full-service banking offices located in Rocky Mount, Hardy and Union Hall, Va. The bank also provides access to personalized full brokerage services through a third-party registered broker dealer for stocks, bonds and mutual funds and an array of insurance products. Additional information is available on the bank’s website at www.fcbva.com.

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American National Bankshares Inc. and MainStreet BankShares, Inc. Announce Agreement to Merge, Page 3

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, American National will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of American National common stock to be issued to the shareholders of MainStreet. The registration statement will include a proxy statement/prospectus, which will be sent to the shareholders of MainStreet seeking their approval of the merger. In addition, each of American National and MainStreet may file other relevant documents concerning the proposed merger with the SEC.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICAN NATIONAL, MAINSTREET AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents, when they become available, through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus, when they become available, also may be obtained by directing a request by telephone or mail to American National Bankshares Inc., 628 Main Street, Danville, Virginia 24541, Attention: Investor Relations (telephone: (434) 792-5111) or MainStreet Bankshares, Inc., 1075 Spruce Street, Martinsville, Virginia 24112, Attention: Investor Relations (telephone: (276) 632-8054) or by accessing American National’s website at www.amnb.com under “Investments” or MainStreet’s website at www.msbsinc.com under “SEC Filings.” The information on American National’s and MainStreet’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

MainStreet and its directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of MainStreet in connection with the merger. Information about the directors and executive officers of MainStreet is set forth in the proxy statement for MainStreet’s 2014 annual meeting of shareholders filed with the SEC on March 25, 2014. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the merger when it becomes available.

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Each of American National and MainStreet intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The companies’ respective abilities to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of each of American National and MainStreet and the resulting company, include but are not limited to: (1) the businesses of American National and/or MainStreet may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (7) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in the companies’ respective market areas; (8) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (9) accounting principles, policies, and guidelines; and (10) other risk factors detailed from time to time in filings made by American National with the SEC. American National and MainStreet undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.

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